MAA Announces Taxable Composition of 2013 Distributions

MEMPHIS, Tenn., Jan. 22, 2014 /PRNewswire/ -- MAA (MAA: NYSE) today announces the taxable composition of its 2013 distributions paid to shareholders. The amount of distribution referred to as return of capital is considered by the Internal Revenue Service to be a return of invested capital and is not currently taxable. This amount should be applied to reduce the shareholders' tax cost basis of the related shares. The company did not incur any foreign taxes. The composition presented is applicable to all dividend distributions during 2013. The classifications for 2013 are as follows:

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COMMON STOCK (CUSIP NO. 59522J103)

Record Dates	Payable Dates	Cash Distributions Per Share	Ordinary Taxable Distribution	Long- Term Capital Gains	Return of Capital	Unrecaptured Sec. 1250 Gain
1/15/2013 4/15/2013 7/15/2013 10/15/2013	1/31/2013 4/30/2013 7/31/2013 10/31/2013	$0.6950 $0.6950 $0.6950 $0.6950	84.90% 84.90% 84.90% 84.90%	6.23% 6.23% 6.23% 6.23%	0.00% 0.00% 0.00% 0.00%	8.87% 8.87% 8.87% 8.87%

This release is based on the preliminary work the company has performed on its filings and is subject to correction or adjustment based on the completion of those filings. The company is releasing information at this time to aid those required to distribute 1099s on the company's dividends. No material change in the taxable composition is expected.

About MAA

MAA is a self-managed real estate investment trust (REIT) that acquires, owns, and operates apartment communities across 14 states in the Sunbelt region of the United States. As of October 1, 2013, after giving effect to the merger with Colonial Properties Trust, MAA owned or had ownership interest in approximately 85,000 apartment units, including communities currently in development, focused on delivering full-cycle and superior investment performance for shareholders. For further details, please visit the MAA website at www.maac.com.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), +1-901-682-6600, investor.relations@maac.com